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Steelcase Net Income Exceeds Expectations
- North America and International Operating Performance Strong -

GRAND RAPIDS, Michigan-- (PRNewswire-FirstCall)--June 26, 2007--Steelcase Inc. (NYSE: SCS) today announced first quarter financial results. Steelcase reported first quarter revenue of $808.5 million and net income of $33.6 million or $0.23 per share.

Reported revenue increased 11.2 percent compared to $727.3 million in the prior year quarter, ahead of company estimates. The International segment reported 17.0 percent revenue growth and North America reported 11.2 percent growth over the prior year. Current year revenue benefited by $13.5 million from currency effects and also included $6.0 million from net acquisitions, compared with the prior year.

Net income increased significantly to $33.6 million, or $0.23 per share, ahead of company estimates of $0.15 to $0.20 per share. This compared to net income of $18.2 million or $0.12 per share in the same quarter last year. Significant revenue growth and operational improvements in the North America and International segments led to an increase in net income of approximately 85 percent over the prior year.

Reported results included net restructuring charges of $(1.1) million after-tax primarily related to facility rationalizations in the company’s North America segment, which are now substantially complete. Net restructuring charges were $(2.7) million after-tax in the prior year quarter.

Cost of sales fell to 67.1 percent of sales, a 210 basis point decrease compared to the prior year. Higher volume, improved pricing yields and benefits from prior restructuring actions drove improvements in both the North America and International segments. These improvements, in addition to lower restructuring charges, increased gross margin to 32.7 percent in the first quarter from 30.3 percent in the prior year quarter.

“This quarter marked an important milestone in North America operations,” said James P. Hackett, president and chief executive officer. “As we have completed our announced rationalization activities, the stability we are experiencing in our facilities is allowing us to realize the benefits from all the restructuring plans completed over the last four years.”

Operating expenses increased to $215.7 million or 26.7 percent of sales from $191.9 million or 26.4 percent of sales in the prior year, primarily as a result of higher variable compensation expenses, spending on longer-term growth initiatives and currency effects.

Cash and short-term investments decreased to $449.9 million from $560.3 million at the end of fiscal 2007 due to normal seasonal disbursements associated with accrued bonus payments and retirement plan contributions, as well as share repurchases. As part of its existing share repurchase authorization, the company repurchased approximately 3.4 million shares at a total cost of $67.0 million in the first quarter. As previously communicated, the Board of Directors recently approved an additional share repurchase authorization of $100 million.

“Our International segment had another outstanding quarter of profitability by almost tripling operating income over the prior year,” said David Sylvester, vice president and chief financial officer. “The improved International results remained broad-based and we expect to see continued improvement over the prior year in the second quarter.”

Outlook
Following a strong start in March, North America order growth rates moderated over the balance of the quarter compared to a strengthening order pattern in the prior year. As a result, first quarter ending backlog approximated prior year levels. In addition, during the second quarter, the company anticipates completing certain North America dealer transitions and deconsolidating those dealers from the company’s financial results. Consequently, the company expects second quarter fiscal 2008 revenue to be relatively flat compared to the prior year quarter.

Steelcase expects to report earnings for the second quarter of fiscal 2008 between $0.21 and $0.26 per share including minimal restructuring costs. This range includes anticipated non-operating gains of $3.0 million or $0.02 per share and continued spending on longer-term growth initiatives.  The company reported earnings of $0.18 per share in the second quarter of the prior year, including after-tax restructuring charges of $(2.8) million.

Mr. Hackett concluded, “In the face of mixed economic factors, we are pleased with the recent level of attendance and excitement at NeoCon, our North America industry trade show. We continue to make measured investments in longer-term initiatives and execute diligently against the strategies which are taking us into new and adjacent markets.”

Business Segment Results
(in millions)

	(Unaudited)
	Three Months Ended
	May 25, 2007	May 26, 2006	% Inc.

Revenue
North America (1)	$486.9	$437.8	11.2%
International (2)	195.8	167.4	17.0%
Other (3)	125.8	122.1	3.0%
Consolidated Revenue	$808.5	$727.3	11.2%

Operating Income
North America	$35.5	$27.2
International	13.1	4.6
Other	6.6	2.6
Corporate (4)	(6.9)	(6.4)
Consolidated Operating Income	$48.3	$28.0

Operating Income Percent	6.0%	3.9%

Business Segment Footnotes -
(1) The North America segment consists of the Steelcase Group, Turnstone, and Nurture by Steelcase.
(2) The International segment includes all manufacturing and sales operations outside the U.S. and Canada.
(3) The Other category includes the Design Group, PolyVision, IDEO  and Financial Services subsidiaries.
(4) Corporate expenses include the executive function and portions of shared services functions such as human resources, finance, legal, research and development and corporate facilities.

Steelcase Inc.

	(Unaudited)
	Three Months Ended
	May 25, 2007		May 26, 2006

Revenue	$808.5	100.0%	$727.3	100.0%
Cost of sales	542.8	67.1	503.1	69.2
Restructuring charges	1.7	0.2	4.1	0.5
Gross profit	264.0	32.7	220.1	30.3
Operating expenses	215.7	26.7	191.9	26.4
Restructuring charges	-	-	0.2	-
Operating income	$48.3	6.0%	$28.0	3.9%

Gross Profit, as reported	$264.0	32.7%	$220.1	30.3%
Restructuring Charges	1.7	0.2	4.1	0.5
Gross Profit, excluding
restructuring charges	$265.7	32.9%	$224.2	30.8%

Operating Income, as reported	$48.3	6.0%	$28.0	3.9%
Restructuring Charges	1.7	0.2	4.3	0.5
Operating Income, excluding
restructuring charges	$50.0	6.2%	$32.3	4.4%

North America

	(Unaudited)
	Three Months Ended
	May 25, 2007		May 26, 2006

Revenue	$486.9	100.0%	$437.8	100.0%
Cost of sales	334.7	68.8	311.3	71.1
Restructuring charges	1.7	0.3	2.0	0.5
Gross profit	150.5	30.9	124.5	28.4
Operating expenses	115.0	23.6	97.3	22.2
Operating income	$35.5	7.3%	$27.2	6.2%

Gross Profit, as reported	$150.5	30.9%	$124.5	28.4%
Restructuring Charges	1.7	0.3	2.0	0.5
Gross Profit, excluding
restructuring charges	$152.2	31.2%	$126.5	28.9%

Operating Income, as reported	$35.5	7.3%	$27.2	6.2%
Restructuring Charges	1.7	0.3	2.0	0.5
Operating Income, excluding
restructuring charges	$37.2	7.6%	$29.2	6.7%

International

	(Unaudited)
	Three Months Ended
	May 25, 2007		May 26, 2006

Revenue	$195.8	100.0%	$167.4	100.0%
Cost of sales	128.4	65.6	112.5	67.2
Restructuring charges	-	-	2.1	1.3
Gross profit	67.4	34.4	52.8	31.5
Operating expenses	54.3	27.7	48.2	28.8
Operating income	$13.1	6.7%	$4.6	2.7%

Gross Profit, as reported	$67.4	34.4%	$52.8	31.5%
Restructuring Charges	-	-	2.1	1.3
Gross Profit, excluding
restructuring charges	$67.4	34.4%	$54.9	32.8%

Operating Income, as reported	$13.1	6.7%	$4.6	2.7%
Restructuring Charges	-	-	2.1	1.3
Operating Income, excluding
restructuring charges	$13.1	6.7%	$6.7	4.0%

Other

	(Unaudited)
	Three Months Ended
	May 25, 2007		May 26, 2006

Revenue	$125.8	100.0%	$122.1	100.0%
Cost of sales	79.7	63.4	79.3	64.9
Gross profit	46.1	36.6	42.8	35.1
Operating expenses	39.5	31.4	40.0	32.8
Restructuring charges	-	-	0.2	0.2
Operating income	$6.6	5.2%	$2.6	2.1%

Operating Income, as reported	$6.6	5.2%	$2.6	2.1%
Restructuring Charges	-	-	0.2	0.2
Operating Income, excluding
restructuring charges	$6.6	5.2%	$2.8	2.3%

Corporate

	(Unaudited)
	Three Months Ended
	May 25, 2007	May 26, 2006

Operating expenses	$6.9	$6.4

Webcast
Steelcase will discuss first quarter fiscal 2008 results and its business outlook on a conference call and webcast at 11:00 a.m. EDT today. Links to the webcast are available at www.steelcase.com/ir. Supporting presentation slides will be available on the company’s website concurrent with the distribution of the earnings release.

Non-GAAP Financial Measures
This earnings release contains certain non-GAAP financial measures. A “non-GAAP financial measure” is defined as a numerical measure of a company’s financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the statement of income, balance sheet or statement of cash flows of the company. Pursuant to the requirements of Regulation G, the company has provided a reconciliation above of non-GAAP financial measures to the most directly comparable GAAP financial measure.

The non-GAAP financial measures used within the company’s earnings release are: first quarter gross profit, excluding restructuring charges for the current and prior year in dollars and as a percentage of revenue and first quarter operating income, excluding restructuring charges, for the current and prior year in dollars and as a percentage of revenue, on a consolidated basis and for each business segment. These measures are presented because management uses this information to monitor and evaluate financial results and trends. Therefore, management believes this information is also useful for investors.

Forward-looking Statements
From time to time, in written and oral statements, the company discusses its expectations regarding future events and its plans and objectives for future operations. These forward-looking statements generally are accompanied by words such as "anticipate," "believe," "could," "estimate," "expect," "forecast," "intend," "may," "possible," "potential," "predict," "project," or other similar words, phrases or expressions. Forward-looking statements involve a number of risks and uncertainties that could cause actual results to vary from the company’s expectations because of factors such as, but not limited to, competitive and general economic conditions domestically and internationally; acts of terrorism, war, governmental action, natural disasters and other Force Majeure events; changes in the legal and regulatory environment; restructuring activities; currency fluctuations; changes in customer demands; and the other risks and contingencies detailed in the company’s most recent Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission. Steelcase undertakes no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

About Steelcase Inc.
Steelcase, the global leader in the office furniture industry, helps people have a better work experience by providing products, services and insights into the ways people work. The company designs and manufactures architecture, furniture and technology products. Founded in 1912 and headquartered in Grand Rapids, Michigan, Steelcase (NYSE:SCS) serves customers through a network of more than 900 dealer locations and approximately 13,000 employees worldwide. Fiscal 2007 revenue was $3.1 billion. Learn more at www.steelcase.com.

STEELCASE INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(in millions, except per share data)

	Three Months Ended
	May 25,	May 26,
	2007	2006

Revenue	$808.5	$727.3
Cost of sales	542.8	503.1
Restructuring costs	1.7	4.1
Gross profit	264.0	220.1
Operating expenses	215.7	191.9
Restructuring costs	-	0.2
Operating income	48.3	28.0
Interest expense	(4.4)	(4.1)
Other income, net	7.4	4.9
Income before income taxes	51.3	28.8
Income tax expense	17.7	10.6
Net income	$33.6	$18.2

Basic and diluted per share data:
Basic earnings per share	$0.23	$0.12
Diluted earnings per share	$0.23	$0.12
Dividends declared per common share	$0.15	$0.10
Weighted average shares outstanding - basic	145.3	149.3
Weighted average shares outstanding - diluted	146.5	150.8

CONDENSED CONSOLIDATED BALANCE SHEET
(in millions)
	(Unaudited) May 25,	Feb. 23
ASSETS	2007	2007
Current assets:
Cash and cash equivalents	$393.6	$527.2
Short-term investments	56.3	33.1
Accounts receivable, net	391.4	352.6
Inventories	150.3	144.0
Other current assets	164.0	172.7
Total current assets	1,155.6	1,229.6
Property and equipment, net	472.8	477.1
Company owned life insurance	210.3	209.2
Goodwill and other intangible assets, net	279.4	278.0
Other assets	199.0	205.5
Total assets	$2,317.1	$2,399.4
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$227.2	$222.0
Short-term borrowings and current portion of long-term debt	6.0	5.1
Accrued expenses:
Employee compensation	120.4	162.7
Employee benefit plan obligations	20.9	34.2
Other	216.3	220.1
Total current liabilities	590.8	644.1
Long-term liabilities:
Long-term debt less current maturities	249.9	250.0
Employee benefit plan obligations	191.3	191.1
Other long-term liabilities	79.6	76.3
Total long-term liabilities	520.8	517.4
Total liabilities	1,111.6	1,161.5
Shareholders’ equity:
Common stock	209.3	259.4
Additional paid in capital	3.5	6.3
Accumulated other comprehensive income (loss)	7.5	(1.3)
Retained earnings	985.2	973.5
Total shareholders’ equity	1,205.5	1,237.9
Total liabilities and shareholders’ equity	$2,317.1	$2,399.4

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW (Unaudited)
(in millions)

	Three Months Ended
	May 25,	May 26,
	2007	2006
OPERATING ACTIVITIES
Net income	$33.6	$18.2
Depreciation and amortization	22.1	26.6
Changes in operating assets and liabilities	(108.1)	(78.7)
Other, net	7.5	4.1

Net cash used in operating activities	(44.9)	(29.8)

INVESTING ACTIVITIES
Capital expenditures	(12.6)	(11.4)
Acquisitions of short-term investments, net	(23.2)	-
Proceeds from the disposal of fixed assets	14.4	3.6
Other, net	7.8	1.5

Net cash used in investing activities	(13.6)	(6.3)

FINANCING ACTIVITIES
Dividends paid	(22.1)	(15.0)
Common stock repurchases	(69.6)	(1.2)
Common stock issuances	9.9	10.7
Other, net	3.2	(2.1)

Net cash used in financing activities	(78.6)	(7.6)

Effect of exchange rate changes on cash and cash equivalents	3.5	6.2

Net decrease in cash and cash equivalents	(133.6)	(37.5)
Cash and cash equivalents, beginning of period	527.2	423.8
Cash and cash equivalents, end of period	$393.6	$386.3